Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Coeur d’Alene Mines Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-130711, 333-154391 and 333-161617) on Form S-3 and the registration statements (Nos. 033-60163, 333-112253, and 333-125903) on Form S-8 of Coeur d’Alene Mines Corporation of our reports dated February 25, 2010, with respect to the consolidated balance sheets of Coeur d’Alene Mines Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Coeur d’Alene Mines Corporation.

Our report dated February 25, 2010, on the consolidated financial statements referred to above contains an explanatory paragraph referring to the change in the Company’s method of accounting for embedded conversion options settleable in cash related to convertible debt instruments, and in the Company’s method of accounting for embedded conversion options indexed to the Company’s own stock related to convertible debt instruments, due to adoption of new accounting requirements issued by the Financial Accounting Standards Board, as of January 1, 2009.

/s/ KPMG LLP

Boise, Idaho
February 25, 2010